Exhibit 10.7

SERVICE AGREEMENT HEMAB APS BETWEEN Hemab ApS AND Mads Behrndt DATED 22 JULY 2021

SERVICE AGREEMENT

ENTERED INTO BETWEEN

Hemab ApS

Ole Maaløes Vej 3

DK-2200 Copenhagen N

CVR-no. 40837590

(the “Company”)

AND

Mads Behrndt

[**]

(the “CFO”)

1.	DATE OF EMPLOYMENT

1.1	The CFO will take up the position as Chief Financial Officer of the Company as from 1 September 2021 and be registered as such with the Danish Business Authority.

1.2	This Service Agreement shall replace and supersede any prior agreement between the CFO and the Company.

2.	THE DUTIES OF THE CFO

2.1

The Company’s executive board shall consist of three members: A Chief Executive Officer (CEO), a Chief Financial Officer (CFO) and a Chief Technology Officer (CTO), provided, however, that the Company’s current CEO shall for the time being take up the position as both CEO and CTO. The individual managers’ fields of work may be fixed by the Board of Directors by rules of procedure.

2.2

The CFO is responsible, together with the other managers of the Company at any time, for the daily management of the Company subject to the instructions and the guidelines issued by the Board of Directors. The CFO participates as the Chief Financial Officer in the day-to-day management of the Company and the CFO shall keep the chairman informed of all matters of major importance within his field of responsibility. However, for practical reasons, it has been agreed that the Company’s CEO normally will undertake the coordinating role between the chairman and the Company’s executive board. The CFO may reach out directly to the chairman, if relevant.

2.3

The Board of Directors determines the directions applicable to the activities of the Company at any time. It is the responsibility of the CFO, together with the other managers of the Company at any time, towards the Board of Directors that the activities of the Company are carried out in accordance with these directions, the Company’s Articles of Association, and current legislation. The individual members of the executive board are responsible for the activities of the Company, but so that the individual manager is responsible for the field undertaken by such manager following agreement with the Board of Directors.

2.4	All questions of extraordinary character or major importance to the Company shall be submitted by the CFO to the Board of Directors, cf. clause 2.2..

2.5

The CFO is entitled to sign on behalf of the Company in matters concerning the day-to-day operations of the Company, subject to the restrictions in this Service Agreement and otherwise in accordance with the rule of signature in the Company’s Articles of Association.

3.	ADDITIONAL DUTIES DURING THE EMPLOYMENT

3.1

The CFO is obliged to use his full working capacity in the service of the Company. The CFO is not entitled to overtime pay or standby allowance, just as the CFO is not entitled to take time off in lieu of overtime.

3.2	The CFO must not without the prior written consent of the Board of Directors engage in any other work, whether remunerated or not.

3.3

During the employment, the CFO must not have any interests in any other business activity, directly or indirectly, without the prior written consent of the Board of Directors. However, the CFO is entitled to make normal capital investments in assets, which are usually the subject of such investment, and which do not include personal working efforts of any kind and/or decisive influence.

3.4

The Company has been informed and approves that the CFO during the employment continues to hold the following executive positions, directorships and positions of trust provided this shall not negatively affect his performance in the Company or in any way give rise to conflict of interests: owner of Ebumab Holding ApS and owner and CEO of Mabe Invest ApS (CVR-no. 41258993). The CFO shall be entitled to continue his work for Ebumab Holding ApS and Ebumab ApS on the same conditions.

4.	REMUNERATION

4.1

The monthly gross salary amounts to DKK 180,000 (including pension contribution, if any, cf. Clause 7.1) to be paid monthly in arrear not later than on the last business day of each month to an account designated by the CFO.

4.2

The gross salary is subject to a review by the chairman of the Board of Directors once a year. Any regulation of the gross salary will be effective from 1 January of the year in question and for the first time as of 1 January 2022.

5.	BONUS

5.1

In addition to the base salary set out in Clause 4.1, the CFO shall in relation to each financial year of the Company be entitled to a cash annual bonus of 25 % of the CFO’s base salary pursuant to Clause 4.1, provided that the agreed bonus performance targets are achieved 100% (partial achievement of targets shall entitle the CFO to a pro rata (linear) part of the annual bonus). The CFO’s bonus will be calculated relative to a predefined set of performance targets (100%) for both the CFO’s individual performance and the Company’s performance in the relevant financial year.

5.2

The CFO and the chairman of the Board of Director shall each year in December agree on the bonus performance targets for the subject financial year. For the financial year 2021, the CFO shall be eligible for bonus pro rata to the duration of his employment as CFO in the calendar year 2021 based on an annal bonus of 25 % of the CFO’s base salary for the full calendar year 2021

5.3

In the event that the CFO’s employment with the Company terminates during a financial year (bonus year), the CFO shall be entitled to a pro rata bonus for the period employed with the Company in such bonus year pursuant to principles set out in section 17a of the Danish Salaried Employees Act (in Danish: funktionærloven).

5.4	Bonus (if any) falls due for payment each year no later than 30 days after the adoption of the Company’s annual report on the ordinary general meeting.

6.	STOCK OPTION PROGRAM

6.1

The CFO shall be comprised by the Company’s Series A Employee Stock Option Program, which shall be implemented as soon as possible after closing of the Company’s Series A round, granting the CFO warrants in the Company with the right to subscribe for a number of ordinary shares in the Company equal to 1.3 % of the fully diluted share capital of the Company post each respective tranche in the Series A round.

6.2

In addition to the Company’s Series A Employee Stock Option Program mentioned in clause 6.1, the Company has procured that, as part of the CFO’s employment with the Company, a separate stock option agreement has been concluded between Ebumab Holding ApS (CVR-no. 39807556) and the CFO pursuant to which Ebumab Holding ApS has granted stock options to the CFO conferring the right to purchase from Ebumab Holding ApS a number of ordinary shares in the Company equal to 0.5 % of the fully diluted share capital of the Company post closing of all tranches actually paid in under the Series A round. To the extent possible, the stock options shall be subject to Section 7 P of the Danish Tax Assessment Act.

7.	PENSION

7.1

The Company will at the request of the CFO pay a pension contribution corresponding to 10 % of the CFO’s salary. The pension contribution, if any, is included in the CFO’s salary as set out in clause 4.1 and will be paid into a pension scheme established by the CFO.

8.	OTHER BENEFITS

8.1	The Company will provide the CFO with mobile telephone, internet access and a PC. The Company will pay all expenses in this respect.

8.2

Upon request from the Company, the CFO must return the above benefits not later than on the day when the CFO’s duty to work ceases. At this time, the Company’s payment of mobile telephone and internet connection will also cease. This applies, irrespective of whether the CFO receives salary after this date. The CFO cannot exercise any lien on the above benefits.

8.3	During any remaining part of the notice period, the CFO will receive a monthly amount corresponding to the actual tax value of the above benefits.

8.4	Any tax consequences to the CFO arising out of the above benefits are of no concern to the Company.

9.	INSURANCE

9.1

The Company shall take out and pay an accident insurance which covers the CFO, both in Denmark and abroad, and both during working hours and leisure hours. The accident insurance policy should also cover death and loss of earning capacity.

9.2	The Company shall take out and pay the costs of an insurance policy covering management and board professional liability.

9.3	The Company will ensure that the CFO is covered by travel medical insurance while travelling in the interest of the Company.

9.4	Any tax consequences of the CFO’s insurance cover are of no concern to the Company.

10.	TRAVEL EXPENSES

10.1

The CFO’s reasonable costs in connection with travel in the interest of the Company will be refunded by the Company subject to receipts in accordance with the Company’s guidelines in force from time to time. The CFO should account for travel expenses as soon as possible after the expenses have been paid.

11.	HOLIDAYS

11.1	The CFO is entitled to 6 weeks’ holiday with pay per calendar year.

11.2

The CFO is obliged to take any remaining holidays during the notice period and will not be entitled to compensation if the CFO has been unable to take the holidays prior to resignation. The CFO is not covered by the Danish Holiday Act.

11.3	The CFO is entitled to days off with pay on 24 December, 31 December and Danish public holidays.

12.	SICKNESS AND DEATH

12.1	The CFO is entitled to receive salary during periods of sickness.

12.2

The Company may terminate this Service Agreement subject to 3 months’ written notice effective from the end of a month, if, due to sickness, the CFO has been unable to perform the obligations as CFO during a consecutive period of 6 months or in total 8 months within a period of 12 months.

12.3

If the CFO passes away whilst employed by the Company, the Company will pay salary for the current month and 3 months’ post-service salary corresponding to the gross salary subject to clause 4.1 to the CFO’s cohabiting spouse/cohabitee, alternatively descendants (in Danish: livsarvinger) below 18 years of age. Post-service salary will, however, only be paid until the time when the employment otherwise would cease due to notice of termination given by the Company or the CFO before the CFO passed away.

13.	CONFIDENTIALITY, DUTY OF LOYALTY AND RETURN OF MATERIALS

13.1

The CFO has a duty of strict confidentiality with respect to everything that the CFO may learn in connection with the performance of the CFO’s duties. The duty of confidentiality shall continue to apply after expiry of the employment.

13.2	During the period of employment - including during a notice period - the CFO is obliged to observe a duty of loyalty towards the Company.

13.3	Failure to observe the CFO’s duty of confidentiality and loyalty may have consequences for the CFO’s employment.

13.4

Not later than on the day when the CFO’s duty to work ceases, the CFO must return all materials and all assets in the CFO’s possession which belong to the Company or relate to the Company’s activities. No lien may be exercised on any materials belonging to the Company.

14.	NON-COMPETITION CLAUSE

14.1

During the employment and for a period of 18 months after end of the employment, the CFO is not entitled, whether directly or indirectly, engage in or become financially interested in any business (whether as owner, shareholder, employee, consultant, director, board member or in any other manner whatsoever) that competes directly with the Company within research, development, production, marketing and/or sale of products for the diagnosis, treatment and/ or prevention of haematological disorders with excessive bleeding, for commercially acting third parties.

14.2	No separate compensation is paid for undertaking this non-competition clause.

14.3

The non-competition clause shall lapse if the employment is terminated by the Company, without the CFO having given reasonable cause for such termination, or if the CFO terminates the employment, and the Company’s omission to fulfil its obligations has given the CFO valid reason for terminating the employment.

14.4	The non-competition clause will apply globally.

14.5

Any breach of the non-competition clause may be subject to injunction. Furthermore, the CFO will, apart from damages, be obliged to pay an agreed penalty (in Danish: konventionalbod) of DKK 100,000 each time a breach occurs. If the breach concerns an ongoing situation which is in breach of the non-competition clause, one breach is deemed to have occurred for each calendar month commenced, during which the breach continues. Payment by the CFO of damages and/ or an agreed penalty will not cause the non-competition clause to terminate and will not exclude the Company from applying other statutory relief, including injunction.

15.	NON-SOLICITATION CLAUSE

15.1

During the employment and for a period of 18 months after end of the employment, the CFO is not entitled, directly or indirectly, to have any commercial contact, including by employment, with companies or persons who at any time whatsoever within the last 18 months prior to the date of termination have been customers of or had commercial relations to the Company or any of its subsidiaries for purposes of offering or accepting goods or services competitive with those offered by the Company.

15.2	No separate compensation is paid for undertaking this non-solicitation clause.

15.3

Any breach of the non-solicitation clause may be subject to injunction. Furthermore, the CFO will, apart from damages, be obliged to pay an agreed penalty (in Danish: konventionalbod) corresponding to DKK 100,000, for each time a breach occurs. If the breach concerns an ongoing situation which is in breach of the non-solicitation clause, one breach is deemed to have occurred for each calendar month commenced, during which the breach continues. Payment by the CFO of damages and/ or agreed penalty will not cause the non-solicitation clause to terminate and will not exclude the Company from applying other statutory relief, including injunction.

16.	INTELLECTUAL PROPERTY RIGHTS

16.1

All intellectual property rights and assets (including without limitation any patentable invention) that the CFO during his employment with the Company may develop or contribute in developing (including without limitation any intellectual property rights and assets relating to any and all bispecific antibodies targeting human coagulation FVIIa and human Trem-like- transcript-1 for any purpose, including hemophilia or any other bleeding disorder) shall belong to the Company. The CFO is not entitled to any separate remuneration in this respect.

16.2

Subject always to clause 3.4 above, the intellectual property rights and assets referred to in clause 16.1 shall not include knowhow or other intellectual property rights developed or co-developed by the CFO in the course of his services in Ebumab Holding ApS and/or Ebumab ApS related to the early exploration of solutions outside the area of business of the Company as described in the Business Plan of the Company, including research, development and promotion of antibodies that accumulate antigens in circulation.

16.3	The CFO shall sign all necessary declarations and permissions to ensure transfer, registration etc. of the rights in question.

17.	TERMINATION

17.1	The CFO’s employment may be terminated by the Company with 12 months’ written notice effective to the end of a month and by the CFO with 6 months’ written notice effective to the end of a month.

17.2	If the Company or the CFO commits a material breach of the obligations of this Service Agreement, the other party is entitled to terminate the Agreement without notice.

18.	PROCESSING OF PERSONAL DATA

18.1	As part of the employment relationship, the Company collects and processes personal data about the CFO as a data controller.

18.2

The CFO’s personal data will be processed in accordance with the Company’s guidelines for the processing of employees’ personal data in the schedule 18.2 to this Service Agreement. It also contains information on the CFO’s rights under the General Data Protection Regulation (GDPR) and the Danish Data Protection Act.

18.3

For the purposes of the Company’s compliance with its obligations under the General Data Protection Regulation and the Danish Data Protection Act, the Company regularly issues and updates guidelines and policies on data protection and information security. The CFO is obliged to read and adhere to the guidelines and policies in force at all times.

19.	MISCELLANEOUS

19.1	To the extent that it is deemed necessary in consideration to the safety or operations of the Company, the Company will register and read the CFO’s e-mails and monitor the CFO’s use of the internet.

19.2	The CFO shall inform the Company of the CFO’s current private address.

19.3

The CFO is not considered an employee of the Company. Accordingly, the CFO is not covered by the Danish Salaried Employees Act, the Danish Holiday Act or other legislation protecting the interests of employees.

20.	CHOICE OF LAW AND VENUE

20.1	This Service Agreement is governed by Danish law and any dispute arising in relation to the Service Agreement shall be settled at the venue of the Company.

This Service Agreement is signed in 2 identical copies, of which each party receives one.

The Company

Date: 22 July 2021

/s/ Jørgen Søberg Petersen
Jørgen Søberg Petersen	Laura Tadvalkar

The CFO

Date: 22 July 2021

/s/ Mads Behrndt
Mads Behrndt

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This Service Agreement is signed in 2 identical copies, of which each party receives one.

The Company

Date: 22 July 2021

/s/ Laura Tadvalkar
Jørgen Søberg Petersen	Laura Tadvalkar

The CFO

Date: 22 July 2021

Mads Behrndt

Schedule 18.2

1	Processing of personal data

1.1

As part of the employment relationship between the Company and the CFO, the Company will collect and process personal data about the CFO. The purposes (together the “Purpose”) of and the legal bases for the processing of personal data are:

1.1.1

Performance of the employment contract. The purpose of and the basis for collecting and processing the personal data listed below is to fulfil the employment contract between the CFO and the Company, cf. General Data Protection Regulation(“GDPR”), Article 6(i)(b). These categories of personal data are:

•	Name,

•	Address/place of living,

•	Date of commencement and duration of the employment relationship,

•	Terms of employment,

•	Bank account information,

•	Information on bonuses and salary,

•	Employment satisfaction evaluations*,[1]

•	Holiday and absence, including sick leave*,

•	Warnings*,

•	Notice of termination*, and

•	Summary dismissal, including information concerning the cause hereof*.

*

Information marked with * will not generally be considered special categories of data and may be processed on the legal basis as informed. The Company will exert its best efforts to minimise the extent of special category personal data in the processing of the CFO’s HR-related personal data.

1.1.2

The Company’s legitimate interests. The purpose of and the basis for collecting and processing personal data listed below is to fulfil administrative purposes in connection with the Company’s day-to-day business operations, e.g. for reasons of security or for purposes of in-house training and allocation of resources, cf. GDPR Article 6(i)(f). These categories of personal data are:

•	Curriculum Vitae*,

•	References*,

•	Diplomas and grades,

•	Contact details on next of kin,

•	Personality tests*,

•	Training and course certificates,

•	Title and responsibilities,

•	Picture of the CFO for internal use,

•	Evaluations, and

•	Logging of email activity and internet searches.

1.1.3

Legal obligations. The purpose of and the basis for collecting and processing this per sonal data listed below is to ensure the Company’s compliance with the legal obligation imposed on the Company as an employer. As an example, the duty to withhold tax on income. In certain instances, the Company also has a statutory duty to register and report occupational injuries. For the purpose of complying with legal obligations in the field of employment law and collective agreements, the Company may process special categories of personal data, cf. GDPR Articles 6(i)(c) and 9(2)(b). These categories of personal data are:

•	Civil registration number (CPR-no.),

•	Information on criminal offences, including criminal records,

•	Health details related to illness or work-related injuries, and

•	Residence/work permits and personal data contained herein.

1.1.4

Consent. For certain categories of personal data and where another legal basis for processing cannot be applied, the Company will ask for the CFO’s consent for the processing of these categories in individual consent forms, cf. General Data Protection Regulation Article 6(1)(a) and (b), cf. Article 7.

•	Picture of the CFO for publication.

1.2	Collection, transfer and storage of personal data

1.2.1	Personal data will for the Purpose be collected from other sources than the CFO. These sources are:

•	The CFO’s day-to-day CFO and co-workers, and

•	public authorities, including the Danish Customs and Tax Administration.

1.2.2

Personal data may, when necessary for the Purpose, be forwarded to third party recipients in and outside of the EU/EEA. Any processing done by third parties will be subject to regulation set out in data processing agreements, and for public administration and authorities in accordance with applicable regulation. Any transfer outside of the EU/EEA will take place on the legal basis of the European Commission’s Standard Contractual Clauses. Upon request to the Company, the CFO may obtain information on the legal basis for transfer. The categories of recipients are:

•	Entities of the Company group, including Hemab Therapeutics Inc.

•	Accountants and advisors of the Company,

•	Potential buyers and their advisors,

•	Travel agencies and administrators,

•	Banks/pension funds/insurance providers,

•	Public authorities/administration, and

•	Service providers of IT- systems and services.

•	...].

•

All data will be treated as confidential and will be processed only for the Purpose it was collected for. Personal data is only processed for as long as necessary to fulfil the Purpose for which it was collected.

•

The Company will store the CFO’s personal data for up to five years after the termination of the employment relationship, unless the Company is required under applicable law to store the personal data for a longer period. However, the CFO’s name, position and length of employment will be stored for up to to years after the termination of the employment in order to enable the Company to verify employment history.

•

Rights of the CFOCFO is entitled to 1) access information on processed personal data regarding the CFO and on the Company’s processing hereof, 2) require rectification of incorrect information on the CFO, 3) object to the processing done by the Company on the legal basis of the pursuit of a legitimate interest, 4) require the restriction of processing or erasure of personal data regarding the CFO, and 5) data portability (to the extent that personal data is processed electronically on the legal basis of consent or to fulfil a contract).

•

The CFO can always contact HR for further information. The CFO also has the right to lodge a complaint with the Danish Data Protection Authority at https://www.datatilsvnet.dk/borgei7klage-til-datatilsvnet/.

AMENDMENT TO SERVICE AGREEMENT

This Amendment (the “Amendment”), entered into as of the date indicated below, amends that certain Service Agreement by and between Hemab ApS (the “Company”) and Mads Behrndt (the “CFO”) dated July 22, 2021 (the “Service Agreement”). The Amendment will take effect immediately upon the closing date of the initial public offering (the “IPO”) of Hemab Therapeutics Holdings, Inc. (the “Amendment Effective Date”), provided that the CFO remains employed by the Company on such date. Until the Amendment Effective Date, the Service Agreement (as in effect prior to this Amendment) will remain in full force and effect and continue to govern the CFO’s employment with the Company. For the avoidance of doubt, if the contemplated IPO does not occur, this Amendment will not take effect and shall be null and void.

WHEREAS, the Company and the CFO desire to amend certain terms of the Service Agreement effective upon the closing of the IPO;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the CFO and the Company hereby agree to the following changes to the Service Agreement, effective as of the Amendment Effective Date:

1.

Section 1.1 of the Service Agreement is hereby amended to add at the end of the Section the following sentence: “The CFO will also serve as Chief Financial Officer of Hemab Therapeutics Holdings, Inc. (the “Parent”).”

2.	The first line of Section 14.1 of the Service Agreement is hereby amended to replace “18 months” with “12 months”.

3.	The first line of Section 15.1 of the Service Agreement is hereby amended to replace “18 months” with “12 months”.

4.	Section 17.2 of the Service Agreement is hereby deleted in its entirety and replaced with the following:

17.2 If the CFO commits a material breach of the obligations of this Service Agreement, the Company is entitled to terminate the Agreement without notice. If the CFO has Good Reason (as defined below), he is entitled to terminate this Service Agreement without notice. For purposes of this Service Agreement, “Good Reason” means the CFO has complied with the Good Reason Process (defined below) following the occurrence of any of the following “Good Reason Conditions”: (i) a material diminution in the CFO’s responsibilities and duties (not including a mere title change or restructured reporting relationships), provided that a reduction in responsibilities and duties solely by virtue of the Company being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise will not constitute Good Reason; (ii) a material diminution of more than 10% in the CFO’s gross salary and target bonus percentage, except for across-the-board salary and/or target bonus reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees; or (iii) the relocation of the physical Company office to which the CFO reports by more than fifty (50) miles. “Good Reason Process” means that (A) the CFO reasonably determines in good faith that a Good Reason Condition has occurred; (B) the CFO notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (C) the CFO cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist; and (E) the CFO terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

5.	The Service Agreement is hereby amended to add the following as Section 17.3:

17.3 If, during the period commencing on the date three (3) months prior to a Change in Control (as defined below) and ending on the date twelve (12) months following a Change in Control (the “Change-in-Control Period”), (x) the Company provides notice of termination pursuant to Section 17.1 above or (y) the CFO terminates this Agreement for Good Reason pursuant to Section 17.2 above, then, subject to the CFO entering into a full release of claims as and to the extent permitted by applicable law (the “Release Condition”) and complying with his continuing obligations to the Company (the “Compliance Condition”), the CFO shall be entitled to accelerated vesting of one hundred percent (100%) of the CFO’s then outstanding unvested time-based equity awards, notwithstanding any provision to the contrary in any such equity awards. In addition, if the CFO terminates his employment for Good Reason pursuant to Section 17.2 above during the Change-in-Control Period, the Company shall, subject to the CFO’s satisfaction of the Release Condition and the Compliance Condition, pay to him an amount equivalent to twelve (12) months of his then current gross salary (being base salary and 100% of the annual target bonus), paid over a twelve (12)-month period (the “Change-in-Control Severance Pay”). If the CFO terminates his employment for Good Reason pursuant to Section 17.2 above not during the Change-in-Control Period, the Company shall, subject to the CFO’s satisfaction of the Release Condition and the Compliance Condition, pay to him an amount equivalent to nine (9) months of his then current gross salary, paid over a nine (9) month period (the “Non-Change-in-Control Severance Pay.” Any Change-in-Control Severance Pay or Non-Change-In-Control Severance Pay shall be reduced by any notice, garden leave, or other payment(s) made by the Company to the CFO pursuant to applicable law or otherwise as a result of the CFO’s termination of his employment pursuant to Section 17.2 above. For the avoidance of doubt, this Section 17.3 shall not be construed to reduce the rights to which the CFO is entitled under the Service Agreement. For purposes hereof, “Change in Control” means the occurrence of any of the following events:

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Parent if, after such acquisition, such Person beneficially

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owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Parent (the “Outstanding Parent Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this Section 17A.6 the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Parent or (B) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of Section 9(c)(iii) of this definition;

(ii) a change in the composition of the Board of Directors of the Parent (the “Parent Board”) that results in the Continuing Directors (as defined below) no longer constituting a majority of the Parent Board (or, if applicable, the Board of Directors of a successor corporation to the Parent), where the term “Continuing Director” means at any date a member of the Parent Board (x) who was a member of the Parent Board on the Amendment Effective Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Parent Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Parent Board; or

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Parent or a sale or other disposition of all or substantially all of the assets of the Parent (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Business Combination represent more than 50% of the then-outstanding shares of common stock or other common equity and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors or other governing body, respectively, of the resulting or acquiring entity in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Parent or substantially all of the Parent’s assets either directly or through one or more subsidiaries) (such resulting or acquiring entity is referred to herein as the “Acquiring Entity”) and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Parent or by the Acquiring Entity) beneficially owns, directly or indirectly, 50% or more of the then-

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outstanding shares of common stock of the Acquiring Entity, or of the combined voting power of the then-outstanding securities of such entity entitled to vote generally in the election of directors or other governing body (except to the extent that such ownership existed prior to the Business Combination).

6.	The Service Agreement is hereby amended to add the following as Section 19.4:

19.4 The following provisions shall apply, to the extent applicable:

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to the CFO, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until the CFO has a “separation from service” within the meaning of Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if the CFO is a “specified employee” within the meaning of Section 409A at the time of the CFO’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following the CFO’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the CFO’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the CFO dies following the CFO’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the CFO’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(d) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above. For purposes of this Agreement, “Section 409A

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Limit” will mean the lesser of two (2) times: (i) the CFO’s annualized compensation based upon the annual rate of pay paid to the CFO during the CFO’s taxable year preceding the CFO’s taxable year of the CFO’s termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the CFO’s employment is terminated.

(e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the CFO agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the CFO under Section 409A.

7.	The Service Agreement is hereby amended to add the following as Section 19.5:

19.5 The following provisions shall apply, to the extent applicable:

(a) If any payment or benefit the CFO would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the CFO’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the CFO. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first

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priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the CFO as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(b) Unless the CFO and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the CFO and the Company within 15 calendar days after the date on which the CFO’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the CFO or the Company) or such other time as requested by the CFO or the Company.

(c) If the CFO receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the CFO shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, the CFO shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

8.	Except as expressly modified herein, all terms of the Service Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth below.

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HEMAB APS			MADS BEHRNDT

/s/ Benny Sørensen			/s/ Mads Behrndt
By: Benny Sørensen
Title: Chief Executive Officer

Date:	4/16/2026	Date:	4/17/2026

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